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                                                                    EXHIBIT 99.1



                                                               IMMEDIATE RELEASE

CONTACTS
CARACO PHARMA -- JITENDRA DOSHI OR BOB KURKIEWICZ - P:313 871-8400 Marcotte Financial Relations - Mike Marcotte - P:248 656-3873


                           CARACO PHARMACEUTICAL POSTS
                     Q1 NET SALES OF $13.6 MILLION (UP 56%),
             Q1 NET CASH FROM OPERATING ACTIVITIES OF $6.2 MILLION,
         NET LOSS OF $2.2 MILLION, NON-CASH R&D EXPENSE OF $7.8 MILLION

         DETROIT, April 28, 2004 -- Caraco Pharmaceutical Laboratories, Ltd. (AMEX:CPD) posted its highest ever first quarter net sales of $13.6 million, generated record net cash from operations of $6.2 million, and incurred a net loss of $2.2 million, or $(0.09) per diluted share, after non-cash R&D charges, Jitendra N. Doshi, Chief Executive Officer, reported today.

         Q1-2004 net sales rose 56% to $13.6 million from Q1-2003 net sales of $8.7 million. The Q1-2004 net sales were up 8% over net sales of $12.6 million for Q4-2003. The Company generated strong sales across most of its 16 products currently being marketed from its formulary, including improved sales of recently approved products.

         The Q1-2004 gross profit of $8.2 million was up 82% over Q1-2003's gross profit of $4.5 million. Gross profit as a percentage of net sales improved appreciably, from 52% in Q1-2003 to 60% in Q1-2004, reflecting positive vertical-integration efforts, sourcing of raw materials and active substances at competitive prices, improved utilization of plant capacities, enhanced economies of scale from larger batch sizes, and improved efficiencies from newly installed larger and faster equipment.

         Mr. Doshi said, "The successful transfer of two products from Sun Global under the R&D Agreement resulted in substantially higher total R&D expenses for the quarter. R&D expenses for the quarter were $9.0 million, of which non-cash R&D expense was $7.8 million, compared to $0.9 million and zero respectively, in the corresponding period in 2003. This resulted in the net loss for the quarter of $2.2 million, or $(0.09) per diluted share, compared to a net profit of $2.20 million, or $ 0.09 per diluted share in Q1-2003."

         "As disclosed previously, the increased focus on the development of new products and its consequent non-cash GAAP charges in the income statement for the value of preferred shares issued to Sun Global, was expected to result in reduced net earnings or loss. However, the cash generated from operations, which stood at $15.5 million for 2003 and $6.2 million for Q1-2004, has helped us to repay long-term loans, fund our expansion activities and augment working capital. During the quarter, we have fully repaid the ICICI loan of $ 4.4 million, made a scheduled repayment of $3.1 million to Bank of Nova Scotia and invested $1.3 million in facility upgrades.

         Mr. Doshi added, "We expect our strong sales momentum to continue through the second quarter and the entire year and we are optimistic about achieving our previously stated guidance of 20-25% revenue growth for 2004. We also expect to continue to build our pipeline of products for our future



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growth and hope to file five or six ANDAs with the FDA in 2004, including two already filed in Q1-2004. There are currently 15 products in various stages of development."

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

         Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; market and customer acceptance and demand for new pharmaceutical products ; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company's data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including charge backs, rebates, income taxes, values of assets and inventories, etc. and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.



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                    CARACO PHARMACEUTICAL LABORATORIES, LTD.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                      2004             2003
Net sales                                         $13,561,088       $8,721,600
Cost of Goods Sold                                  5,390,702        4,225,949
Gross Profit                                        8,170,386        4,495,651

Selling, general & administrative
expenses                                            1,282,355          949,784
R&D cost - Affiliate -- non-cash                    7,828,160               --
R&D cost other                                      1,133,331          899,931

Operating (loss) / income                          (2,073,459)       2,645,936

Other Income / (expense)
Interest expense                                     (181,542)        (442,252)
Interest income                                         2,015            1,065
Other miscellaneous income                             10,067               --

Net other expense                                    (169,460)        (441,187)

Net (loss) / income                               $(2,242,920)      $2,204,749

Net (loss) / income per basic                     $     (0.09)      $     0.09
common share
Net (loss) / income per basic and                 $     (0.09)      $     0.09
diluted common share

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                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
      SCHEDULE OF NET CASH PROVIDED BY / (USED) IN OPERATING ACTIVITIES (1)

                                                                                          Three-month period ended
                                                                                         03/31/04          03/31/03
                                                                                       ------------       -----------
Net (loss) / income                                                                    $(2,240,920)       $ 2,204,749
Adjustments to reconcile net (loss) / income to net cash
provided by / (used) in operating activities
Depreciation                                                                               189,074            141,737
Preferred stock issued for R&D -- Affiliate                                              7,828,160                  -
Changes in operating assets and liabilities which provided / (used) cash
            Accounts receivable                                                          1,778,135         (5,109,668)
            Inventories                                                                 (3,035,765)            33,422
            Prepaid expenses and deposits                                                  (31,178)          (120,049)
            Accounts payable                                                             1,587,310          1,132,418
            Accrued expenses and Interest                                                  159,863            267,000
Net cash provided by / (used) in operating activities                                  $ 6,232,679        $(1,450,391)

     (1) This schedule of net cash provided by / (used) in operating activities is deemed by management to be a meaningful measure of financial performance and liquidity, and provides investors with a measure of cash that may be used for debt service and for other purposes.